Filed Pursuant to Rule 433
Registration No. 333-233403-05

Entergy Arkansas, LLC
$200,000,000
First Mortgage Bonds,
4.20% Series due April 1, 2049
Final Terms and Conditions
March 2, 2022

Issuer:	Entergy Arkansas, LLC

Security Type:	First Mortgage Bonds (SEC Registered)

Expected Ratings(1):	A2 (positive outlook) by Moody’s Investors Service A (stable outlook) by S&P Global Ratings

Trade Date:	March 2, 2022

Settlement Date (T+2):	March 4, 2022

Principal Amount:	$200,000,000, which will be part of the same series of First Mortgage Bonds issued on March 19, 2019

Interest Rate:	4.20%

Interest Payment Dates:	April 1 and October 1 of each year

First Interest Payment Date:	April 1, 2022

Final Maturity Date:	April 1, 2049

Qualified Reopening:	This offering of First Mortgage Bonds is expected to qualify as a “qualified reopening” of the First Mortgage Bonds issued on March 19, 2019 under U.S. Treasury regulations

Optional Redemption Terms:	Make-whole call at any time prior to October 1, 2048 at a discount rate of Treasury plus 20 bps and thereafter, at par

Benchmark Treasury:	1.875% due November 15, 2051

Benchmark Treasury Price:	92–00

Benchmark Treasury Yield:	2.245%

Spread to Benchmark Treasury:	+160 bps

Re-offer Yield:	3.845%

Price to Public:	105.875% of the principal amount (plus accrued interest from and including October 1, 2021, to and excluding the Settlement Date (such accrued interest totaling $3,570,000))

Net Proceeds Before Expenses:	$210,000,000 (exclusive of accrued interest from and including October 1, 2021, to and excluding the Settlement Date (such accrued interest totaling $3,570,000))

CUSIP / ISIN:	29366M AA6 / US29366MAA62

Joint Book-Running Managers:	BNP Paribas Securities Corp. Mizuho Securities USA LLC Stephens Inc. Wells Fargo Securities, LLC
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(1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, a copy of the prospectus for the offering can be obtained by calling (i) BNP Paribas Securities Corp. toll-free at 1-800-854-5674, (ii) Mizuho Securities USA LLC toll-free at 1-866-271-740, (iii) Stephens Inc. toll-free at 1-800-643-9691 and (iv) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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